Exhibit 99.1

United Security Bancshares, Inc. Reports 2010 Results

THOMASVILLE, Ala.--(BUSINESS WIRE)--February 18, 2011--United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income attributable to USBI of $2.1 million, or $0.34 per diluted share, for the twelve months ended December 31, 2010, compared with net income attributable to USBI of $4.8 million, or $0.79 per diluted share, for the 2009 fiscal year. Net loss attributable to USBI for the fourth quarter of 2010 was ($1.2 million), or ($0.20) per diluted share, compared with a net loss attributable to USBI of ($414,000), or ($0.07) per diluted share, for the fourth quarter of 2009.

“United Security reported continued profitability in 2010, even though the continued softness in the economy resulted in higher costs associated with non-performing loans, foreclosed properties and provision for loan losses compared with 2009,” stated R. Terry Phillips, President and Chief Executive Officer of United Security Bancshares, Inc. “We remain very proactive in improving our asset quality to mitigate future losses and protect our capital base.”

Twelve Month Results

For the year ended December 31, 2010, net income attributable to USBI was $2.1 million, or $0.34 per diluted share, compared with $4.8 million, or $0.79 per diluted share, for the year ended December 31, 2009.

Net interest income rose to $34.8 million in 2010, compared with $34.3 million in 2009. The increase in net interest income was due primarily to growth in the net interest margin compared with 2009. Net interest margin rose to 5.83% in 2010, compared with 5.71% in 2009.

Provision for loan losses increased to $10.7 million in 2010, or 2.5% annualized of average loans, compared with $9.1 million, or 2.2% annualized of average loans, in 2009. Net charge-offs totaled $8.2 million in 2010, compared with $7.6 million in 2009.

Non-interest income rose 8.9% to $8.5 million in 2010, compared with $7.8 million in 2009. The increase in non-interest income was due primarily to a $4.2 million insurance settlement received in the first quarter of 2010. Non-interest income increased in 2009 from the proceeds received in the settlement of a lawsuit in the amount of $2.7 million. Also included in non-interest income is a realized loss on the sale of other real estate (OREO) in the amount of $1.7 million in 2010, compared to $635,000 in 2009.

Non-interest expense rose 13.5% to $30.4 million in 2010, compared with $26.8 million in 2009. The increase was due primarily to $3.5 million impairment in OREO in 2010, compared with $637,000 of OREO impairment in 2009.

Shareholders’ equity totaled $79.8 million, or book value of $13.27 per share, as of December 31, 2010. Return on average assets for 2010 was 0.31%, and return on average equity was 2.49%.

Fourth Quarter Results

United Security reported a net loss attributable to USBI of ($1.2 million), or ($0.20) per diluted share, for the fourth quarter of 2010, compared with a net loss attributable to USBI of ($414,000), or ($0.07) per diluted share, for the fourth quarter of 2009.

“United Security’s fourth quarter loss was due primarily to losses on the sale of OREO and write-downs in values of OREO,” stated Mr. Phillips. “Our markets remain under pressure due to the slowdown in real estate sales and declining real estate values. These factors were primary contributors to the higher OREO-related costs for the fourth quarter. We strengthened our allowance for loan losses by almost $2.7 million in the fourth quarter to account for these trends. Our focus remains on reducing the level of OREO and non-performing loans as key measures in restoring our profitability.”

Interest income totaled $11.0 million in the fourth quarter of 2010, compared with $11.8 million in the fourth quarter of 2009. The decrease in interest income was due primarily to lower interest earned on loans and securities due to a decline in average loans and securities for the quarter.

“Net loans were down 1.6% in the fourth quarter to $396.0 million at year-end 2010,” stated Mr. Phillips. “New loan demand remains weak in most of our markets, and we expect loan demand to remain soft until the economy improves and real estate values stabilize.”

Interest expense declined 25.1% to $2.2 million in the fourth quarter of 2010, compared with $2.9 million in the fourth quarter of 2009. The decline in interest expense was due primarily to lower average rates paid on interest bearing deposits. Average deposits increased 1.2% to $507.0 million, compared with $502.1 million in the fourth quarter of 2009.

Net interest income was down 0.7% to $8.8 million in the fourth quarter of 2010, compared with $8.9 million in the fourth quarter of the prior year. The decrease in net interest income was due to a decrease in average loans, partially offset by a 41 basis point increase in the net interest margin, compared with the fourth quarter of 2009. Net interest margin improved by 11 basis points to 6.12% in the fourth quarter of 2010 from the third quarter of 2010.

Provision for loan losses was $3.8 million in the fourth quarter of 2010, or 3.8% annualized of average loans, compared with $4.2 million, or 4.1% annualized of average loans, in the fourth quarter of 2009. Net charge-offs totaled $1.2 million in the fourth quarter of 2010, compared with $2.2 million in the fourth quarter of 2009. Core operations remain solid, as evidenced by our growth in net interest margin and growth in net interest income after provision for loan losses.

Total non-interest income declined $821,000 to $563,000 in the fourth quarter of 2010, compared with $1.4 million in the fourth quarter of the prior year. The decline in non-interest income was due primarily to a $582,000 other loss that included a realized $1.1 million loss on sale of OREO.

Non-interest expense increased 10.6% to $7.8 million in the fourth quarter of 2010, compared with $7.0 million in the fourth quarter of 2009. The increase was due primarily to an increase in impairment in OREO that totaled $1.7 million in the fourth quarter of 2010. These higher costs were partially offset in 2010 by a 6.3% decrease in salary and employee benefits expense to $3.2 million and a $670,000 decline in other expense to $1.9 million, both compared with 2009.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. With respect to the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

INTEREST INCOME:
Interest and Fees on Loans	$9,486	$9,645	$38,086	$38,795
Interest on Investment Securities	1,486	2,111	6,742	8,679
Total Interest Income	10,972	11,756	44,828	47,474

INTEREST EXPENSE:
Interest on Deposits	1,729	2,066	7,600	9,581
Interest on Borrowings	438	826	2,473	3,619
Total Interest Expense	2,167	2,892	10,073	13,200

NET INTEREST INCOME	8,805	8,864	34,755	34,274

PROVISION FOR LOAN LOSSES	3,847	4,244	10,658	9,101

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	4,958	4,620	24,097	25,173

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	798	721	3,061	2,871
Credit Life Insurance Income	347	351	939	997
Other (Loss) Income	(582)	312	4,491	3,927
Total Non-Interest Income	563	1,384	8,491	7,795

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	3,203	3,419	13,765	13,594
Occupancy Expense	439	489	1,860	1,901
Furniture and Equipment Expense	323	348	1,260	1,274
Impairment on Other Real Estate Owned	1,895	192	3,538	637
Other Expense	1,904	2,574	10,024	9,410
Total Non-Interest Expense	7,764	7,022	30,447	26,816

(LOSS) INCOME BEFORE INCOME TAXES	(2,243)	(1,018)	2,141	6,152
(BENEFIT FROM) PROVISION FOR INCOME TAXES	(1,027)	(604)	194	1,562
NET (LOSS) INCOME	$(1,216)	$(414)	$1,947	$4,590
Less: Net Loss Attributable to Noncontrolling Interest	-	-	(125)	(164)
NET (LOSS) INCOME ATTRIBUTABLE TO USBI	$(1,216)	$(414)	$2,072	$4,754
BASIC AND DILUTED NET (LOSS)
INCOME ATTRIBUTABLE TO USBI PER SHARE	$(0.20)	$(0.07)	$0.34	$0.79

DIVIDENDS PER SHARE	$0.11	$0.11	$0.44	$0.60

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in Thousands, Except Per Share Data)

	December 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Cash and Due from Banks	$10,330	$12,323
Interest Bearing Deposits in Banks	3,202	126
Total Cash and Cash Equivalents	13,532	12,449
Federal Funds Sold	-	4,545
Investment Securities Available-for-Sale, at fair market value	135,877	194,754
Investment Securities Held-to-Maturity, at cost	1,210	1,250
Federal Home Loan Bank Stock, at cost	5,093	5,700
Loans, net of allowance for loan losses of $12,463 and $10,004, respectively	395,951	402,504
Premises and Equipment, net	16,609	17,253
Cash Surrender Value of Bank-Owned Life Insurance	12,499	12,037
Accrued Interest Receivable	5,110	5,095
Goodwill	4,098	4,098
Investment in Limited Partnerships	1,766	1,925
Other Real Estate Owned	25,632	21,439
Other Assets	9,616	8,705
Total Assets	$626,993	$691,754

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$503,530	$513,053
Accrued Interest Payable	2,236	2,477
Short-Term Borrowings	970	620
Long-Term Debt	30,000	85,000
Other Liabilities	10,481	9,140
Total Liabilities	547,217	610,290
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, par value $0.01 per share, 10,000,000 shares authorized;
7,317,560 shares issued; 6,011,012 and 6,017,582 shares outstanding, respectively	73	73
Surplus	9,233	9,233
Accumulated Other Comprehensive Income, net of tax	3,412	4,316
Retained Earnings	89,661	90,242
Less Treasury Stock: 1,306,548 and 1,299,978 shares at cost, respectively	(21,205)	(21,127)
Noncontrolling Interest	(1,398)	(1,273)

Total Shareholders’ Equity	79,776	81,464

Total Liabilities and Shareholders’ Equity	$626,993	$691,754

CONTACT:
United Security Bancshares, Inc.
Robert Steen, 334-636-5424